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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)

                    OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report -- June 11, 1996



                               UNC INCORPORATED

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            (Exact name of registrant as specified in its charter)



   Delaware                       1-7795                         54-1078297
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 (State of                      (Commission                     (IRS Employer
Incorporation)                  File Number)                 Identification No.)


175 Admiral Cochrane Drive        Annapolis, Maryland                 21407-7394
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(Address of principal executive offices)                              (Zip Code)


                                (410) 266-7333
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             (Registrant's telephone number, including area code)


                                Not Applicable
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                               (Former Address)


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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

      UNC Incorporated (the "Company") has consummated the previously announced acquisition of substantially all of the assets and business of Garrett Aviation Services ("Garrett") on May 30 1996. Certain information concerning the terms of the transaction (the "Acquisition") is set forth below. Audited Garrett financial statements and certain related revised pro-forma financial information are included elsewhere in this Current Report on Form 8-K.

     Garrett is a leading provider of aviation services to the $3.4 billion worldwide business aviation aftermarket. Garrett provides a full range of overhaul services to approximately 2,000 business aviation and regional airline customers, including complete engine and airframe repair and overhaul capabilities, full interior and exterior refurbishments, new aircraft completions, avionics installation and spare parts distribution. Garrett currently specializes in providing aircraft, engine and avionics aftermarket services to aircraft powered by AlliedSignal turbofan engines, which are the leading engine type for the business jet aviation market. Garrett provides its aircraft and engine maintenance and support through six "fly-in" service centers across the United States. The Company believes that Garrett enjoys a 50 year reputation for quality and market leadership in its industry segment.

     For the year ended December 31, 1995, Garrett recorded approximately $338.1 million in total revenues and approximately $21.7 million of earnings from continuing operations before extraordinary item, interest, taxes and depreciation amortization. Interest taxes, depreciation and amortization ("EBITDA"). For the year ended December 31, 1995, on a pro forma basis assuming consummation of the Acquisition and the related transactions described herein, the Company would have generated approximately $865.3 million in revenues and approximately $65.5 million of EBITDA.

     Garrett benefits from a 15-year services agreement with AlliedSignal (the "AlliedSignal Operating Agreement"), which appoints Garrett as the "Exclusive Factory Sponsored Service and Support Center" for certain AlliedSignal engines in specified markets. The current AlliedSignal Operating Agreement, which extends through June 30, 2009, was assigned to the Company as part of the Acquisition. The AlliedSignal Operating Agreement, among other things: (a) specifies the terms on which Garrett purchases engine parts from AlliedSignal;
(b) commits Garrett to purchase its engine parts requirements from AlliedSignal or certain approved vendors; (c) commits Garrett to provide aftermarket support to AlliedSignal products in the marketplace; (d) defines a working relationship between the two companies in a number of areas, including technical training, quality systems and other support, exchange of customer marketing information, and future programs.

     A major advantage to Garrett under the AlliedSignal Operating Agreement is that AlliedSignal provides Garrett with its required engine parts inventory on a consignment basis. Garrett's customers are also able to access AlliedSignal engines from the AlliedSignal engine rental pool during the period of engine overhauls. The consignment inventory and the engine pool availability have allowed Garrett to reduce significantly the level of its inventory and fixed asset investment relative to what otherwise would be required.

     Garrett was sold by AlliedSignal, Inc. ("AlliedSignal") to a group of investors in June 1994, and they have now sold Garrett to the Company. The purchase price for the Acquisition was approximately $144.6 million in cash and the assumption of certain Garrett liabilities (including capitalized lease obligations recorded at approximately $5.4 million). Pursuant to the terms of the Garrett Acquisition Purchase Agreement described below (the "Purchase Agreement"), the Garrett sellers have retained approximately $29.1 million in net accounts receivable at closing. The Company financed the Acquisition by issuing $125.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the "Notes"), by issuing $25.0 million of 8.5% convertible preferred stock (the "Preferred Stock") and with borrowings under its revolving credit facility.

     The Company has recently reevaluated its capital requirements as a result of several factors, including (i) the improved operating performance for the quarter ended March 31, 1996 of both the Company and Garrett and the anticipated growth of the combined business, (ii) a recent amendment to the purchase price adjustment provision of the Purchase Agreement, pursuant to which the Garrett sellers retained approximately $29.1 million of net accounts receivable which has resulted in an anticipated short-term need to access working capital following the Acquisition, and (iii) the Company's agreement with AlliedSignal (described below) regarding the timing of payment to AlliedSignal of Garrett's unpaid invoices. As a result of the foregoing factors, the Company has amended its Revolving Credit Facility to provide for a revolving line of credit of up to $110 million.

Terms of Garrett Acquisition Purchase Agreement

  Under the terms of the Purchase Agreement, the Company paid Garrett approximately $144.6 million in cash at the closing and assumed all of the obligations, liabilities and commitments of Garrett arising out of the Garrett business with respect to the operation of the Garrett business prior to the closing date. Obligations and liabilities in respect of borrowed money and current portions of long-term bank financing and liabilities relating to or arising from the Acquisition were not assumed by the Company. Pursuant to the originally executed Purchase Agreement, the cash portion of the purchase price was to be adjusted following closing based on the net asset value of the assets and liabilities the Company acquires and assumes on the closing date, determined based upon post-closing audit procedures. If such net asset value was less than $47.075 million, the purchase price would have been decreased to the extent of the difference between such amounts. If such net asset value was greater than $47.575 million, the purchase price would have been increased to the extent of the difference between such amounts. The Company and Garrett subsequently entered into an amendment to the Purchase Agreement pursuant to which the Garrett sellers prepared an estimate prior to closing of the net asset value of the assets and liabilities of Garrett to be acquired by the Company. At the closing, the Garrett sellers retained net accounts receivable in an aggregate face amount equal to approximately $29.1 million, the amount by which the estimated net asset value exceeded $47.575 million. The final net asset value of the Garrett assets and liabilities acquired by the Company will continue to be determined pursuant to a post-closing audit, following which any necessary adjustment to the cash portion of the purchase price paid by the Company will be made in accordance with the terms of the Purchase Agreement described above.

     In the Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from Al1iedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company was assigned and succeeded to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

Hart-Scott-Rodino Proceedings

     UNC Airwork, a subsidiary of the Company ("Airwork"), performs overhaul and repair services on several aircraft engines, including the AlliedSignal TFE731 engine. Prior to the consummation of the Acquisition Airwork was authorized by AlliedSignal to perform among other things, compressor zone inspections and related repair services ("Heavy Maintenance") on the AlliedSignal TFE731 engine. For the year ended December 31, 1995, the Heavy Maintenance Business had revenues of approximately $10.0 million. Garrett is also authorized to perform these services and the terms of the AlliedSignal Operating Agreement prohibit AlliedSignal from authorizing additional heavy maintenance service centers without Garrett's prior consent during the term of the AlliedSignal Operating Agreement.

     In connection with its review of the Acquisition under the Hart-Scott-Rodino, Antitrust Improvements Act of 1977, the United States Department of Justice (the "Justice Department") raised certain issues concerning the Heavy Maintenance aspects of the Garrett and Airwork businesses. Following discussions with the Justice Department, the Justice Department agreed that it would not object to completion of the Acquisition if the Company and Garrett proceeded on the basis of the arrangements discussed below.

     The Company, Garrett and AlliedSignal agreed that Airwork would transfer Airwork's Heavy Maintenance Business and the related authorization from AlliedSignal to Sabreliner Corporation ("Sabreliner") an existing provider of aircraft engine overhaul and repair services. This transaction was consummated immediately prior to the Acquisition. Pursuant to the terms of an asset purchase agreement, the Company sold to Sabreliner certain assets for their approximate book value (including tooling, inventory and test equipment which had a book value at December 31, 1995 of approximately $2.0 million). Airwork used those assets in connection with the conduct of the Heavy Maintenance Business. Under the terms of the Sabreliner asset purchase agreement, Airwork will perform certain Heavy Maintenance services on behalf of Sabreliner for a transition period following the closing. Airwork will be required to pay AlliedSignal a royalty in connection with the performance of certain of these services after a ten month transition period. Following the sale of the Heavy Maintenance Business to Sabreliner, Garrett will continue to perform heavy maintenance services. The Company does not believe that the divestiture of the Heavy Maintenance Business to Sabreliner will have a material effect on the financial condition, liquidity or results of operations of the Company.

UNC/AlliedSignal Agreement

     As noted above Airwork transferred its existing AlliedSignal authorization to conduct the Heavy Maintenance Business to Sabreliner. This authorization has been replaced by a new AlliedSignal repair agreement (the "UNC/AlliedSignal Agreement"). Under the terms of the UNC/AlliedSignal Agreement, the Company is authorized to perform repairs on certain AlliedSignal parts and components. Under the terms of this agreement, AlliedSignal will limit purchase orders to the Company totaling $15.0 million annually in parts and component repairs through December 31, 1997. This $15.0 million annual commitment will be pro rated for any partial year during the terms of the UNC/AlliedSignal Agreement. The Company has agreed to perform these repairs for AlliedSignal at a price which is 6% below that offered to AlliedSignal by other authorized vendors.

     Under the terms of the UNC/AlliedSignal Agreement, the Company is granted the right for a limited period of time to perform AlliedSignal TFE731 parts and component repair services directly for Sabreliner so that Airwork can meet its obligations to provide Sabreliner with the transistors repair services discussed above. The Company is also authorized to continue to perform AlliedSignal TFE731 parts and components repairs for certain specified customers other than AlliedSignal and Sabreliner through December 31, 1997. Airwork must pay AlliedSignal a royalty equal to 20% of the price Airwork charges such customers, net of the costs of any parts or components used in connection with such repairs which are purchased directly from AlliedSignal, taxes and shipping costs.

     Other than the $15.0 million in annual repairs which AlliedSignal is required to purchase from the Company, repairs the Company may perform for Sabreliner during the transition period and repairs the Company is authorized to perform for the specified customers discussed above, Airwork is not authorized by AlliedSignal to perform repairs on any AlliedSignal TFE731 or TPE331 parts and components during the term of the UNC/AlliedSignal Agreement.

     The UNC/AlliedSignal Agreement expires on December 31, 1997. The agreement provides that the parties will hold good faith business discussions concerning all elements of the relationship among the Company, Garrett and AlliedSignal. While the Company has no reason to believe that these discussions will not proceed favorably, there can be no assurance that the UNC/Allied Signal Agreement will be extended beyond December 31, 1997 or that it will be extended on terms as favorable to the Company as those presently in effect. However, the Operating Agreement between Garrett and AlliedSignal is to remain in effect through June 30, 2009.

     AlliedSignal, Garrett and the Company have also agreed that AlliedSignal shall be entitled to appoint one heavy maintenance service center in addition to the center being conveyed to Sabreliner by Airwork and to make successor appointments in respect of such additional center.

     The Company has paid AlliedSignal $1.5 million in consideration of being a party to the arrangements discussed above.

     In connection with the Acquisition and the various related transactions, the Company also recently agreed with AlliedSignal that it will cause
Garrett to pay all AlliedSignal unpaid invoices issued on or prior to 30 days before the closing of the Acquisition, subject to adjustment to resolve disputed invoice amounts. Such payment will be made within 10 days following the closing of the Acquisition. In addition, the Company and AlliedSignal have agreed to shorten the payment period with respect to the utilization of AlliedSignal's consigned parts inventory.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           GARRETT AVIATION SERVICES

     Information concerning Management's Discussion and Analysis of Financial Condition and Results of Operations of Garrett for the period June 30, 1994 through December 31, 1995 is included in the Company's Current Report on Form 8-K dated May 7, 1996 and is incorporated herein by reference. The following discussion relates to the three-month periods ended March 31, 1996 and March 31, 1995.

     Revenues for the three month period ended March 31, 1996 of $87.7 million for Garrett increased from $75.8 million (16%) compared to the corresponding period of 1995. Gross profit increased during the same period from $8.9 million to $12.5 million, an increase of $3.6 million (40%). Gross profit for the current quarter includes $1.0 million in income related to a change in estimated cost on certain contracts.

     Revenues from engine overhaul and repair operations, including parts and services, increased in the 1996 period by $5.4 million (10%) over the first three months of 1995 to $58.2 million. These increases are principally attributable to increased volume of overhaul and repair services for the TFE 731 turbofan engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events. Gross profit decreased by $0.2 million (3%) over the corresponding 1995 period, to $6.0 million.

     Non-engine revenues increased $6.5 million (28%) to $29.5 million for the three months ended March 31, 1996, compared to the corresponding period for 1995. The increase is due principally to a major refurbishment at The Jet Center and increased volume in other non-engine related sales. Gross profit increased $3.8 million (41%) compared to the corresponding period of 1995, to $6.5 million. The improvement in non-engine revenues and margins reflects the results of Garrett's continued emphasis on non-engine services marketing efforts, along with certain cost efficiencies.

     Selling, general and administrative expenses increased $1.2 million (20%) to $7.5 million during the first three months of 1996 over the first three months of 1995. This increase is primarily due to increased personnel and systems related costs.

     Net interest expense increased $22,000 to $846,000 (3%) due to increased borrowings under the revolving loans, offset somewhat by lower interest rates.


  Liquidity and Capital Resources

     Total debt was essentially unchanged between the two years, decreasing from $40.2 million at December 31, 1994 to $40.1 million at December 31, 1995. Debt to capitalization improved from 75.3% to 67.8% as a result of increased earnings during 1995.

     Total debt at March 31, 1996 was $50.4 million, an increase of $10.3 million compared with December 31, 1995. Of this amount $3.6 million was used to fund net operating activities (comprising $5.8 million generated from operations adjusted for non-cash charges, offset by $9.4 million used to fund working capital requirements), $0.8 million was used for capital expenditures, $1.5 million was distributed to Garrett's partners and the remainder was used to increase Garrett's cash balance. Debt to capitalization at March 31, 1996 was 70.3% compared to 67.8% at December 31, 1995.

     Garrett generated $14.7 million of cash from operations during 1995, of which $5.8 million was invested in capital expenditures and $6.2 million was distributed to partners. Cash and cash equivalents increased to $11.2 million at the end of 1995, a portion of which is to be distributed to Garrett partners to cover partners' income tax obligations.

     Capital expenditures of $5.8 million in 1995 included the significant investment in a new company-wide computer system which was put into operation in October, 1995. Although it is uncertain at this time how the acquisition of Garrett by the Company will affect future capital expenditures, on a stand alone basis, Garrett anticipates capital expenditures for 1996 would be approximately $8.0 million.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) & (b) Financial Statements of Business Acquired and Pro Forma Financial Information


     The following financial statements and pro forma financial information are hereby filed in this Current Report on Form 8-K:

     The audited Consolidated Financial Statements of Garrett Aviation Services as of December 31, 1995 and 1994, and for the year ended December 31, 1995, and for the period July 1, 1994 (date of inception) to December 31, 1994, and the unaudited Consolidated Financial Statements of Garrett Aviation Services as of March 31, 1996 and March 31, 1995 and for the three month periods ended March 31, 1996 and March 31, 1995.

     Pro Forma Combined Financial Statements for the year ended December 31, 1995 and the quarter ended March 31, 1996.

     Certain audited financial statements with respect to the operations of the Garrett business prior to its divestiture by AlliedSignal are not presently available and it is impracticable to provide these required financial statements at the time this Current Report on Form 8-K is filed. The Company expects to file these financial statements as an amendment to this Current Report on Form 8-K no later than 60 days after the date on which this Current Report on Form 8-K must be filed in accordance with Item 7(a)(4) of the instructions to Current Report on Form 8-K.

Exhibit No.               Description of Exhibit
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    1                     The audited Consolidated Financial Statements of
                          Garrett Aviation Services as of December 31, 1995 and
                          1994, and for the year ended December 31, 1995, and for the period July 1, 1994 (date of inception) to December 31, 1994, and the unaudited Consolidated
                          Financial Statements of Garrett Aviation Services as of March 31, 1996 and March 31, 1995 and for the three month periods ended March 31, 1996 and March 31, 1995.

    2 Pro forma Combined Financial Statements for the year ended December 31, 1995 and the three months ended March 31, 1996.

    3                     Consent of Ernst & Young LLP.


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                               UNC INCORPORATED
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                                   SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          UNC INCORPORATED


                                          By: /s/ Robert L. Pevenstein
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                                             Robert L. Pevenstein
                                             Senior Vice President and
                                                Chief Financial Officer

Date: June 11, 1996











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